Exhibit 10.7(d)
FOURTH AMENDMENT TO LEASE
(EXTENSION)
This Forth Amendment to Lease (the "Agreement") is entered into as of January 27, by and between WESTPORT OFFICE PARK, LLC, a Delaware limited liability company ("Landlord"), and PROCEPT BIOROBOTICS CORPORATION, a Delaware corporation ("Tenant"), with respect to the following facts and circumstances:
    Landlord (as successor by conversion to between WESTPORT OFFICE PARK, LLC, a California limited liability company) and Tenant (as successor in interest to Procept BioRobotics, a California corporation) are parties to that certain Lease Agreement dated as of July 15, 2013, as amended by that certain First Amendment to Lease dated as of March 2, 2016, as amended by that certain Second Amendment to Lease dated as of May 20, 2016, as amended by that certain Third Amendment to Lease dated as of April 4, 2018 (collectively, the "Original Lease"), of certain premises commonly known as Suites 101, 150, 170, 202, 203 and 210 (the "Existing Premises"), within the building located at 900 Island Drive, Redwood City, California 94605, and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. Effective as of the date hereof, all references to the "Lease" shall refer to the Original Lease, as amended by this Agreement.
    The Term of the Original Lease by its terms is scheduled to expire on October 29, 2023 (“Original Lease Expiration Date”).
C.    Landlord and Tenant desire to amend the Original Lease to extend its term and to make other modifications on the terms and conditions provided herein.
IT IS, THEREFORE, agreed as follows:
1.As used in this Agreement, the following terms have the following meanings:
1.1"Contraction Date" means the Original Lease Expiration Date.
1.2"Excluded Space" means a portion of the Building commonly known as 202, 203 and 210, containing approximately 19,807 square feet of rentable area, and more particularly shown on Exhibit "A" attached hereto.
1.3"Remaining Premises" means the portions of the Existing Premises other than the Excluded Space. The Remaining Premises contains 23,638 square feet of rentable area. The Remaining Premises is more particularly shown on Exhibit "B" attached hereto.
2.The term of the leasing of the Excluded Space shall expire and terminate on the Contraction Date. Tenant shall surrender possession of and vacate the Excluded Space to Landlord no later than the Contraction Date, in the condition required by and otherwise in accordance with all of the provisions of the Original Lease. In the event that Tenant fails to vacate the Excluded Space and surrender and deliver exclusive possession of the Excluded Space to Landlord on or before the Contraction Date in accordance with the provisions of the Lease, then Tenant shall be deemed to be in holdover of the Excluded Space and shall be subject to the terms of Article 30 of the Lease. Effective on the day after the Contraction Date:
1.1Tenant's Building Percentage shall be reduced to 48.62%.
1.2Tenant’s Common Area Building Percentage shall be reduced to 2.37%.

1.3The Maximum Parking Allocation shall be reduced to seventy- eight (78) unreserved passes, which is based on a parking ratio of 3.3 non-exclusive parking spaces per one thousand (1,000) square feet of rentable spaces in the Remaining Premises.
1.4Amounts payable by Tenant for Operating Expenses and Taxes with respect to the Excluded Space shall be determined and prorated to reflect the termination of the Original Lease as to the Excluded Space as of the Contraction Date.
3.The Original Lease Expiration Date with respect to the Remaining Premises is hereby changed to January 31, 2024 (the "Third New Expiration Date"). The period from October 30, 2023 (the "Third Extension Commencement Date"), to the Third New Expiration Date is referred to herein as the "Third Extension Term." References in the Lease to the "Term" shall mean the original Term as heretofore or hereafter extended.
4.Commencing on the Third Extension Commencement Date, Tenant shall pay to Landlord monthly Base Rent for the entire Remaining Premises in the amount of $110,517.00 on the first day of each month of the Third Extension Term. The monthly Base Rent for the first month after the Extension Commencement Date shall be payable upon the mutual execution of this Agreement.
5.Tenant is in possession of the Remaining Premises and will accept the same, as of the commencement of the Extension Term in its "as is" condition, without any agreements, representations, understandings or obligations on the part of Landlord to (i) perform any alterations, additions, repairs or improvements therein, (ii) fund or otherwise pay for any alterations, additions, repairs or improvements thereto, or (iii) grant Tenant any free rent, concessions, credits or contributions of money with respect to the Remaining Premises, except as may be expressly provided otherwise in this Agreement. Tenant hereby acknowledges that Landlord is currently renovating or may during the Term of the Lease renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Remaining Premises, including without limitation the parking facilities, the Common Areas, and the systems and equipment, roof and structural portions of the same. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Remaining Premises or of Tenant's personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions in connection with such Renovations provided that Landlord shall use reasonable efforts not to interfere with Tenant’s use, occupancy and access to the Remaining Premises.
6.In the event this Agreement is executed after the Third Extension Commencement Date and Tenant has paid Base Rent and amounts payable by Tenant pursuant to the Original Lease that are different than the amounts payable for the period after the third Extension Commencement Date pursuant to this Agreement, Landlord and Tenant shall promptly make an appropriate adjustment to reflect that payment of those different amounts, and any net amount due Tenant shall be credited against Tenant's future rent obligations under the Lease and any net amount due Landlord shall be payable within thirty (30) days after demand.
7.Except as otherwise provided in this Agreement, all of the terms and conditions of the Original Lease shall continue to apply during the Third Extension Term; provided, however, that Tenant shall have no option to extend the term of the Lease.

8.Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement. Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker, agent, finder or similar person.
9.As additional consideration for this Agreement, Tenant hereby certifies that:
(a)The Original Lease (as amended hereby) is in full force and effect.
(b)Tenant is in possession of the entire Premises and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.
(c)To Tenant's knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.
(d)All of Landlord's obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied.
(e)There are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.
(f)All of the representations and warranties of Tenant in the Original Lease are remade.
(g)Tenant holds all right, title and interest of the tenant in and to the Original Lease and the Premises and has not transferred, encumbered, assigned or sublet any interest therein or portion thereof.
10.Tenant represents and warrants to Landlord, as of the date hereof and as of the Contraction Date, that (a) Tenant has not assigned or sublet all or any portion of its interest in the Excluded Space under the Lease; (b) no other person, firm or entity has any right, title or interest in the Excluded Space under the Lease; (c) Tenant has the full right, legal power and actual authority to enter into this Agreement without the consent of any person, firm or entity; (d) the individual(s) executing this Agreement on behalf of Tenant has the full right, legal power and actual authority to bind tenant to the terms and conditions hereof, (e) as of the date of this Agreement, Tenant is not insolvent, (f) neither the payment of the Contraction Fee nor the performance of any other obligation of Tenant under this Agreement shall cause Tenant to become insolvent, and (g) as of the Contraction Date, there will be no mechanic's liens on account of work performed at the Premises or in the Building by Tenant or on Tenant's behalf or other liens encumbering all or any portion of the Premises, by virtue of any act or omission on the part of Tenant, its contractors, agents, employees, successors or assigns. Notwithstanding the termination of the Lease and the release of liability provided herein, the representations and warranties set forth in this Section 10 shall survive the Contraction Date and Tenant and the individuals executing this Agreement on behalf of Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.
11.Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are ratified and confirmed and shall continue in full force and effect.

This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the Original Lease constitute the entire agreement of the parties with respect to all matters discussed herein and therein, including, but not limited to, all matters relating to the Premises and the leasing relationship and supersede all other agreements and understandings between the parties, both written and oral. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant. Time is of the essence of this Agreement and the provisions contained herein. Each signatory of this Agreement represents that she or he has the authority to execute and deliver the same on behalf of the party for which such signatory is acting, and that upon the execution by such signatory, this Agreement is binding on behalf of the party for which such signatory is acting and enforceable against such party in accordance with its terms.
12.Tenant Compliance.
1.1Tenant certifies, represents, warrants and covenants to Landlord that: (i) it is not, and shall not during the Term of the Lease become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H. R. 3162, Public Law 107-56 (commonly known as the "USA Patriot Act") and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, "Anti-Terrorism Laws"), including, without limitation, persons and entities named on the Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List (collectively, "Prohibited Persons"); (ii) to the best of its knowledge, it is not currently engaged in any transactions, provision of services to, or dealings with, or otherwise associated with, any Prohibited Persons, nor otherwise engaged in any activity that would violate Anti-Terrorism Laws in connection with the use or occupancy of the Premises or the Building; and (iii) it will not, during the Term of the Lease, engage in any transactions, provide services to, deal with, or be otherwise associated with, any Prohibited Persons, nor will it engage in any other activity that would violate Anti-Terrorism Laws in connection with the use or occupancy of the Premises or the Building.
1.2Tenant certifies, represents, warrants and covenants to Landlord that it shall not during the Term of the Lease engage in activities that would violate the provisions of the U.S. Foreign Corrupt Practices Act and the anti-bribery laws of other nations generally. Accordingly, (i) Tenant has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Landlord or the Premises, made, promised, or offered to make any payment or transfer of anything of value, directly or indirectly to any US or non-US government official or to an intermediary for payment to any such government official; and, (ii) Tenant has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Landlord or the Premises, made, promised, or offered to make any payments or transfers of value that have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business.

1.3Tenant certifies, represents, warrants and covenants to Landlord that it shall not during the Term of the Lease engage in activities that would violate the provisions of the US Bank Secrecy Act as amended by the USA Patriot Act ("AML Laws"). In this regard Tenant will not engage in, facilitate or permit the Premises or the Building to be used in connection with transactions that in any way involve the proceeds of crime under US law or are related to the financing of terrorist activities. Further, Tenant will not use proceeds of crime to pay its obligations under the Lease.
1.4If at any time after the date hereof Tenant becomes a Prohibited Person or is accused by The Office of Foreign Assets Control or other Federal Authorities of being associated with a person designated as a Prohibited Person, then it shall notify Landlord within five (5) business days after becoming aware of such designation. If at any time after the date hereof Tenant becomes a Prohibited Person or Tenant otherwise breaches any certification, representation, warranty or covenant set forth in this Section 12.4, then such event shall constitute an event of default hereunder and under the Lease, entitling Landlord to any and all remedies under the Lease or at law or in equity (including the right to terminate the Lease), without affording Tenant any notice or cure period. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify, and hold harmless Landlord from and against any and all claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants. Tenant's indemnification obligations in this Section 12.4 shall survive the expiration or earlier termination of the Lease.
13.Tenant represents, warrants and covenants to Landlord that, as of the date hereof and throughout the term of the Lease, Tenant is not, and is not entering into the Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan. Notwithstanding any terms to the contrary in the Lease or this Agreement, in no event may Tenant assign or transfer its interest under the Lease to a third party who is, or is entering into the Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan if such transfer would could cause Landlord to incur any prohibited transaction excise tax penalties or other materially adverse consequences under the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended or similar law. Tenant represents and warrants to Landlord that (i) neither Tenant nor any of its "affiliates" has the authority (A) to appoint or terminate PGIM, Inc. ("PGIM") as investment manager of the PRISA II Separate Account, (B) to negotiate the terms of a management agreement between PGIM and the PRISA II Separate Account or (C) to cause an investment in or withdrawal from the PRISA II Separate Account and (ii) Tenant is not "related" to PGIM (within the meaning of Part VI(h) of Department of Labor Prohibited Transaction Exemption 84-14).
14.Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Building has not undergone an inspection by a "Certified Access Specialist" and except to the extent expressly set forth in the Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Project in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." Tenant acknowledges that Landlord has made no representation regarding compliance of the Premises or the Project with accessibility standards. Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord's prior written consent.
15.Notwithstanding anything to the contrary in the Lease, Tenant's obligation to pay rent and other amounts due under the Lease shall not be abated or limited in the event access to, use of, and/or services provided to the Premises, the Building, and/or the Project is or are prevented, limited or impaired in compliance with Applicable Laws or as a precaution in connection with a community health emergency, including any epidemic, quarantine, or infectious disease-related outbreak.
16.If Tenant is billed directly by a public utility with respect to Tenant's electrical usage at the Premises, upon request from time to time, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format).
17.Termination Right. Notwithstanding anything in this Agreement to the contrary, provided that no default has occurred under the Lease and no circumstances exist which with the passage of time or the giving of notice or both would ripen into a default, Tenant shall have the one-time right to cause the early expiration of the Term of the Lease effective as of the Original Lease Expiration Date (the "Early Termination Date"), upon satisfaction of each of the conditions set forth in this Section 17. If Tenant wishes to exercise its right to cause the early expiration of the Term of the Lease, Tenant must deliver written notice (the "Early Termination Notice") to Landlord by no later than the date (the "Termination Notice Date") that is sixty (60) days prior to the Contraction Date, of its election to cause the early expiration of the term of this Lease. If Tenant timely and properly delivers the Early Termination Notice, (a) the Early Termination Date shall thereafter be deemed the effective expiration date of the Term for all purposes under the Lease, (b) any rights of Tenant to relocate the Premises, contract the Premises, expand the Premises or extend the term of this Lease shall be of no further force or effect and (c) Tenant shall vacate the entire Premises prior to the Early Termination Date and shall comply with all terms of the Lease with respect to the condition of the Premises as of the Expiration Date and the terms of surrender thereof.
18.This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute one document. Electronic signatures are deemed to be equivalent to original signatures for purposes of this Agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in "portable document format" (".pdf"), or by any other electronic means intended to preserve the original appearance of a document, shall constitute effective execution and delivery of this Agreement to the parties and may be used in lieu of an original hard-copy agreement. Tenant hereby consents to the use of any third party electronic signature capture service providers as may be chosen by Landlord.
[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord: WESTPORT OFFICE PARK, LLC, a Delaware limited liability company By: /s/ Jessica Brock Its Authorized Agent By: Jessica Brock [Printed Name and Title]

Tenant:

PROCEPT BIOROBOTICS CORPORATION, a Delaware corporation

By: Kevin Waters

      Chief Financial Officer
      [Printed Name and Title]

By: /s/ Kevin Waters
      [Printed Name and Title]

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

Exhibit A
EXCLUDED SPACE

Exhibit B
REMAINING PREMISES